Dreyfus Discovery Fund Draft Solicitation Script

Meeting Date March 3rd, 2010 Toll Free Number 1-866-586-0512

Greeting:

Hello, is Mr. /Ms. _________ available please?

Hi Mr. /Ms. , my name is and I am calling from Broadridge Proxy Services on behalf of Dreyfus Discovery Fund on a recorded line. Recently you were mailed proxy materials for the upcoming Special Meeting of Shareholders scheduled for March 3rd, 2010 and we have not received your proxy. Have you received these materials?

If Received:

The Fund’s Board is recommending that you vote in favor of the proposal outlined in the prospectus/proxy statement. For your convenience, would you like to vote now over the phone?

IF Yes:

The process will only take a few moments.

Again, my name is _________ , and I am a proxy voting specialist calling from Broadridge Proxy Services on behalf of Dreyfus Discovery Fund. Today’s date is _________ and the time is _________ Eastern Time.

Would you please state your full name and full mailing address?

Are you authorized to vote all shares? (If yes, proceed with voting process) (If no, identify with shareholder which accounts s/he is authorized to vote and proceed with voting process)

The Fund’s Board has unanimously approved the proposal as set forth in the materials you received and recommends a favorable vote for this proposal. How do you wish to vote your account/each of your accounts?

For Favorable Vote:

Mr. /Ms. _________ I have recorded your vote as follows, for all of your Dreyfus Discovery Fund accounts you are voting in favor of the proposal as set forth in the proxy materials you received.

For Non-Favorable Vote:

Mr./Ms. _________ I have recorded your vote as follows, for all of your Dreyfus Discovery Fund accounts you are voting against the proposal as set forth in the proxy materials you received.

For Abstentions:

Mr./Ms. _________ I have recorded your vote as follows, for all of your Dreyfus Discovery Fund accounts you are abstaining on the proposal as set forth in the proxy materials you received.

You will receive a written confirmation of your vote. If you wish to make any changes you may contact us by calling 1-866-586-0512. Thank you very much for your participation and have a great day/evening.

If Unsure of voting:

Would you like me to review the proposal with you? (Answer all the shareholders’ questions and ask them if they wish to vote over the phone. If they agree, return to authorized voting section)

If Not Received:

I can resend the materials to you. Do you have an email address this can be sent to?

(If yes: Type email address in the notes and read it back phonetically to the shareholder) (If not, continue with standard script) Can you please verify your mailing address? (Verify entire address, including street name, number, town, state & zip)

Thank you. You should receive these materials shortly and the materials will inform you of the methods available to you to cast your vote, one of which is to call us back at the toll free number listed in the material.

If Shares were sold after (record date)

I understand Mr./Ms.__________, however you were a shareholder on the record date and therefore you are still entitled to vote your shares. Would you have any objections to voting your shares now?

If Not Interested:

I am sorry for the inconvenience. Please be aware that as a shareholder, your vote is very important. Please fill out and return your proxy card at your earliest convenience. If you would rather not do that, you can always vote via the other methods outlined in the proxy materials. Thank you again for your time today, and have a wonderful day/evening.

ANSWERING MACHINE MESSAGE:

Hello, my name is ____________________ and I am a proxy voting specialist calling from Broadridge Proxy Services on behalf of Dreyfus Discovery Fund. You should have received proxy materials in the mail concerning the Special Meeting of Shareholders to be held on March 3rd, 2010.

Your participation is very important. To vote over the telephone, call toll-free at 1-866-586-0512 and a proxy voting specialist will assist you with voting your shares. Specialists are available Monday through Friday, 9:30 AM to 9:00 PM and Saturday 10:00AM to 6:00 PM Eastern Time. Voting takes just a few moments and will benefit all shareholders.

Thank you for your prompt attention to this matter.

AUTOMATED ANSWERING MACHINE MESSAGE

Hello, this is the Broadridge Proxy Service Center calling with an important message on behalf of Dreyfus Discovery Fund. You should have received proxy materials in the mail concerning the Special Meeting of Shareholders to be held on March 3rd, 2010.

Your participation is very important. To vote over the telephone, call toll-free at 1-866-586-0512 and a proxy voting specialist will assist you with voting your shares. Specialists are available Monday through Friday, 9:30 AM – 9:00 PM and Saturday 10:00AM – 6:00 PM Eastern Time. Voting takes just a few moments and will benefit all shareholders.

Thank you for your prompt attention to this matter.

INBOUND - CLOSED RECORDING

Thank you for calling the Broadridge Proxy Services Center with regard to Dreyfus Discovery Fund. Our offices are now closed. Please call us back during our normal business hours which are, Monday through Friday, 9:30 AM to 9:00 PM and Saturday 10:00 AM to 6:00 PM Eastern Time. Thank you.

INBOUND - CALL IN QUEUE MESSAGE

Thank you for calling the Broadridge Proxy Services Center with regard to Dreyfus Discovery Fund. Our proxy specialists are currently assisting other shareholders. Your call is important to us. Please continue to hold and your call will be answered in the order in which it was received.

END OF CAMPAIGN MESSAGE

Thank you for calling the Broadridge Proxy Services Center with regard to Dreyfus Discovery Fund. The Shareholder meeting has been held and as a result, this toll free number is no longer in service for proxy related shareholder calls. If you have questions about the Dreyfus Discovery Fund, please contact your Financial Advisor or call the Fund at 1-800-554-4611 (holders of Class F shares should call 1-800-645-6561). Thank you for investing with Dreyfus.